MUHLENKAMP & COMPANY, INC.
POLICIES AND PROCEDURES
CODE OF ETHICS

Section I	Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted by Muhlenkamp & Co., Inc. (the “Adviser”) in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “Act”).  The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Adviser may abuse their fiduciary duties to Advisory Clients and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed.

The Code is based on the principle that the personnel of the Adviser who provide services to Advisory Clients, owe a fiduciary duty to Advisory Clients to conduct their personal securities transactions in a manner that does not interfere with the Advisory Client’s transactions or otherwise take unfair advantage of their relationship with the Advisory Client.  All such officers and personnel of the Adviser (“Employees”) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them.

Technical compliance with the Code will not automatically insulate any Employee from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duties to Advisory Clients.  Accordingly, all Employees must seek to avoid any actual or potential conflicts between their personal interests and the interests of an Advisory Client.  In sum, all Employees shall place the interests of an Advisory Client before their own personal interests.

Every Employee must read and retain this Code of Ethics, and should recognize that he or she is subject to its provisions.

The Adviser shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code.

Section II	Definitions

(A)	“Access Person” means any director, general partner, member, officer, or Advisory Person (as defined below) of the Adviser.

(B)	An “Advisory Person” of the Adviser means: (i) any full-time, part-time, temporary or contract employee or intern of the Adviser, or of any company in a control relationship to the Adviser, who in connection with his or her regular functions or duties makes, participates in, or obtains current information regarding the purchase or sale of any Covered Securities by an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to an Advisory Client with regard to the purchase or sale of any Covered Security by the Advisory Client. Only “Advisory Persons” will have access to the Advent Axys Portfolio Management and Moxy Trading software packages. “Advisory Persons” are identified on the Company Organization Chart in Appendix 1 of the MCI Employee Handbook.

(C)	“Advisory Client” means any client (including any series of Managed Portfolio Series (the “Trust” or (the “Fund(s)”) or any managed accounts), for which the Adviser serves as an investment adviser or sub-adviser, renders investment advice, makes investment decisions, or places orders.

(D)	“Beneficial Ownership” has the meaning set forth in paragraph (a)(2) of Rule 16a-1 under the Securities Exchange Act of 1934, and for purposes of this Code shall be deemed to include, but not be limited to, any interest by which an Access Person or any member of his or her immediate family (i.e., a person who is related by blood or marriage to, and who is living in the same household as, the Access Person) can directly or indirectly derive a monetary or other economic benefit from the purchase, sale (or other acquisition or disposition) or ownership of a Security, including for this purpose any such interest that arises as a result of: a general partnership interest in a general or limited partnership; an interest in a trust; a right to dividends that is separated or separable from the underlying Security; a right to acquire equity Securities through the exercise or conversion of any derivative Security (whether or not presently exercisable); and a performance related advisory fee (other than an asset based fee).[1]

(E)	“Compliance Officer” means any officer of the Adviser who is specifically designated to perform the functions of compliance officer of the Adviser pursuant to this Code.

(F)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

(G)	"Covered Security" means any Security (as defined below) other than a Security that is: (i) a direct obligation of the Government of the United States; (ii) a bankers acceptance, certificate of deposit, commercial paper, or high quality short-term debt security, including a repurchase agreement; or (iii) a share of an open-end investment company registered under the 1940 Act.

(H)	"Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

[1]	Beneficial ownership will not be deemed to exist solely as a result of any indirect interest a person may have in the investment performance of an account managed by such person, or over which such person has supervisory responsibility, which arises from such person’s compensation arrangement with the Adviser or any affiliate of the Adviser under which the performance of the account, or the profits derived from its management, is a factor in the determination of such person’s compensation.

(I)	"Investment Personnel" means: (i) any employee of the Adviser (or of any company controlling, controlled by or under common control with the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities; and (ii) any natural person who controls the Adviser and who obtains information concerning recommendations made regarding the purchase or sale of Securities .

(J)	"Limited Offering" means an offering of Securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or Rule 504, Rule 505 or Rule 506 thereunder.

(K)	“Material Violation” means a breach of the Code that raises relatively serious issues including but not limited to a conflict of interest, front running, short-term trading, market timing or other circumstances or patterns of incidents or transactions that suggest the possibility of a violation of this Code or the securities laws, particularly Section 17(j) of the Act, Rule 17j-1 under the Act or Section 206 of the Investment Advisers Act of 1940, or a series of minor violations which in their aggregate may constitute a serious violation, or raise a question of the sufficiency of procedures.

(L)	“Security” includes all stock, debt obligations and other securities and similar instruments of whatever kind, including any warrant or option to acquire or sell a security. References to a Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Security) shall be deemed to refer to and to include any warrant for, option in, or Security immediately convertible into that Security, and shall also include any instrument (whether or not such instrument itself is a Security) which has an investment return or value that is based, in whole or part, on that Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Security shall also be applicable to the purchase or sale of a Derivative relating to that Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Security relating to that Derivative.

(M)	A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell that Covered Security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(N)	“Employee” means any person who is a director, officer or employee of the Adviser.

Section III	Objective and General Prohibitions

Although certain provisions of this Code apply only to Access Persons, all Employees must recognize that they are expected to conduct their personal activities in accordance with the standards set forth in Sections I, III and VII of this Code.  Therefore, an Employee may not engage in any investment transaction under circumstances where the Employee benefits from or interferes with the purchase or sale of investments by an Advisory Client.  In addition, Employees may not use information concerning the investments or investment intentions of an Advisory Client or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of an Advisory Client.  Disclosure by an Employee of such information to any person outside of the course or scope of the responsibilities of the Employee to the Adviser will be deemed to be a violation of this prohibition.

Employees may not engage in conduct which is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of investments by an Advisory Client.  In this regard, Employees should recognize that it is unlawful for the Adviser or the principal underwriter of the Trust, or any affiliated person of such a person, directly or indirectly, in connection with the purchase or sale of a Covered Security held or to be acquired by an Advisory Client to:

(i)	employ any device, scheme or artifice to defraud the Advisory Client;

(ii)	make any untrue statement of a material fact to the Advisory Client or omit to state to the Advisory Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Advisory Client; or

(iv)	engage in any manipulative practice with respect to the Advisory Client.

Employees should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of:  (1) sanctions as provided by Section IX below; or (2) the imposition administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Section IV	Prohibited Transactions[2]

(A)	Investment Personnel and Access Persons may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security in an Initial Public Offering or a Limited Offering unless he or she obtains pre-clearance pursuant to Section V and reports to the Trust the information described in Section VI of this Code. All IPO transactions will be recorded in a separate log by the Adviser CCO.

(B)	An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Security, and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (1) the Advisory Client has purchased or sold the Covered Security within the last 5 calendar days, or is purchasing or selling or is going to purchase or sell the Covered Security in the next 5 calendar days; or (2) the Adviser has within the last 5 calendar days considered purchasing or selling the Covered Security for the Advisory Client or is considering purchasing or selling the Covered Security for the Advisory Client or within the next 5 calendar days is going to consider purchasing or selling the Covered Security for the Advisory Client, unless such Access Person:

(i)	obtains pre-clearance of such transaction pursuant to Section VIII; and

(ii)	reports to the Adviser the information described in Section IX of this Code.

For purposes of administering this Code, Access Persons who are Advisory Persons shall be presumed to have the requisite knowledge of the Advisory Client’s transactions so as to require pre-clearance, regardless of whether such persons actually have such knowledge.  Accordingly, all Advisory Persons shall obtain pre-clearance of all transactions in Securities in accordance with this Section IV(B) except in the case of a transaction as to which one of the exceptions from pre-clearance set forth in Section IV(C) below applies.

Because investment recommendations and decisions made for the Advisory Clients are made by persons who are associated with the Adviser, Access Persons who are not associated with the Adviser will, in the absence of evidence to the contrary, be presumed not to have the requisite knowledge of the Advisory Client’s transactions so as to generally require pre-clearance of transactions.

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[2]	The prohibitions of this Section IV apply to Securities acquired or disposed of in any type of transaction, including but not limited to non-brokered transactions, such as purchases and sales of privately placed Securities and Securities acquired directly from an issuer, except to the extent that one of the exemptions from the prohibitions set forth in Section IV(C) is applicable.

(C)	The prohibitions of this Section IV do not apply to:

(1)	Purchases that are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment program (“DRIP”) (however, this exception does not apply to optional cash purchases pursuant to a DRIP);

(2)	Purchases and redemptions of shares of registered, open-end mutual funds (but not shares of closed-end funds), including shares of the Trust;

(3)	Bank certificates of deposit and bankers’ acceptances;

(4)	Commercial paper and high quality debt instruments (including repurchase agreements) with a stated maturity of 12 months or less;

(5)	U.S. Treasury obligations;

(6)	Purchases of rights issued by an issuer pro rata to all holders of a class of its Securities, if such rights are acquired from such issuer, and the exercise of such rights;

(7)	Transactions in exchange traded futures contracts;

(8)	Involuntary (i.e., non-volitional) purchases, sales and transfers of Securities;

(9)	Transactions in an account over which the Access Person does not exercise, directly or indirectly, any influence or control; provided, however, that such influence or control shall be presumed to exist in the case of the account of an immediate family member of the Access Person who lives in the same household as the Access Person, absent a written determination by the Compliance Officer to the contrary; and

(10)	Transactions in Securities of a type that are not permissible investments for the Trust.

Section V              Insider Trading

Muhlenkamp & Co., Inc. forbids any officer, director, owner, or employee (“designated persons”) from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every designated person and extends to activities within and outside their duties at the Firm.  Any questions regarding this policy should be referred to the Firm’s Chief Compliance Officer (“CCO”) or the Chief Executive Officer (“CEO”).

The term “insider trading” is not clearly defined in federal or state securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.	Trading by an insider on the basis of material non-public information;
2.	Trading by a non-insider on the basis of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or,
3.	Communicating material non-public information to others.

The elements of insider trading and penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult the Firm’s CCO or CEO.

(1) Who is an Insider?
The term “insider” is broadly defined. It includes officers, directors, owners, or employees of a company. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of a company’s affairs and, as a result, are given access to information solely for the company’s purposes. A temporary insider can include, among others, company’s attorneys, accountants, consultants, bank lending officers, and employees of such organizations. In addition, our Firm may become a temporary insider of a client company it advises or for which it performs other services. If a client company expects our Firm to keep the disclosed non-public information confidential and the relationship implies such a duty, then our Firm will be considered an insider.

(2) What is Material Information?
Trading on insider information is not a basis for liability unless the information is material.  “Material information” generally is defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s business. Information that officers, directors, owners and employees should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and, extraordinary management developments.

(3) What is Non-Public Information?
Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in a financial publication of general circulation would be considered public information.

Section VI             Penalties

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employees. A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation. Penalties include: civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and, fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. In addition, any violation of this policy statement can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

Section VII            Procedures

The following procedures have been established to aid designated persons in avoiding insider trading, and to aid the Firm in preventing, detecting and imposing sanctions against insider trading. Every designated person must follow these procedures. Failure to do so may result in dismissal, regulatory sanctions and criminal penalties.

(a) Identify Insider Information
Before trading for yourself or others, including private accounts managed by the Firm, or in securities of a company about which you may have potential insider information, ask yourself the following questions:
1. Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

2. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in publications of general circulation? Has the information been published in a widely circulated research report?

If, after consideration of the above, the information is material and non-public, or if further questions arise as to whether the information is material and non-public, the following procedures shall be followed:
1. Report the matter immediately to the Firm’s CCO or CEO.
2. Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by the Firm.
3. Do not communicate the information inside or outside the Firm other than to the CCO or CEO.

After the CCO or CEO has reviewed the issue, you will be instructed as to the proper course of action to take.

(b). Restricting Access to Material Non-Public Information
Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within the Firm except as provided in paragraph A above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed.

(c) Resolving Issues Concerning Insider Trading
If, after consideration of the items set forth in paragraph (a), doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO or CEO of the Firm before trading or communicating the information to anyone.

Section VIII	Pre-clearance Procedures

(A)	Obtaining Pre-Clearance.

Pre-clearance of a personal transaction in a Security required to be approved pursuant to Section IV above must be obtained from the Portfolio Managers: Ron Muhlenkamp or Jeff Muhlenkamp, and Ken Dupre. A Portfolio Manager seeking pre-clearance with respect to his or her own transaction shall obtain such pre-clearance from another Portfolio Manager.

(B)	Time of Clearance.

(1)	An Access Person may pre-clear trades only in cases where such person has a present intention to effect a transaction in the Security for which pre-clearance is sought. It is not appropriate for an Access Person to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a Security at some future time depending upon market developments. Consistent with the foregoing, an Access Person may not simultaneously request pre-clearance to buy and sell the same Security.

(2)	Pre-clearance of a trade shall be valid and in effect only for a period of 24 hours from the time pre-clearance is given until the trade is entered into the MCI order management system provided, however, that a pre-clearance expires upon the person becoming aware of facts or circumstances that would prevent a proposed trade from being pre-cleared were such facts or circumstances made known to a Portfolio Manager. Accordingly, if an Access Person becomes aware of new or changed facts or circumstances that give rise to a question as to whether pre-clearance could be obtained if a Portfolio Manager was aware of such facts or circumstances, the person shall be required to so advise a Portfolio Manager before proceeding with such transaction.

(3)	Orders for transactions that have been pre-cleared may only be entered as market orders, or day limit orders. Stop orders, stop-limit orders and good-till cancelled orders are prohibited.

(C)	Form.

Pre-clearance must be obtained in writing by completing and signing the form provided for that purpose by the Adviser, which form shall set forth the details of the proposed transaction, and obtaining the signature of a Portfolio Manager.  The form may be either a fill-in version, or a computer version generated through the INDATA trading system.  Both forms are attached as Schedule A.  If an Access Person has responsibility regarding the determination by the Adviser of Securities to be purchased or sold for an Advisory Client and is requesting approval to purchase or sell a Covered Security that is owned by an Advisory Client or is purchasing a Covered Security that is a permissible investment for the Advisory Client, but has not purchased such Security for the Advisory Client, the Access Person shall inform the Portfolio Manager of that fact at the time pre-clearance to purchase or sell the Security is sought.

(D)	Filing.

Copies of all completed pre-clearance forms, with the required signatures, shall be retained by the Compliance Officer.

(E)	Factors Considered in Pre-Clearance of Personal Transactions.

A Portfolio Manager may refuse to grant pre-clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal.  Generally, a Portfolio Manager will consider the following factors in determining whether or not to pre-clear a proposed transaction:

(1)	Accounts must be individually listed together with all pertinent transaction information on all Request for Permission to Engage in Personal Transaction Forms. Single transaction approvals cannot pertain to more than one account, even at the same broker dealer.

(2)	Each transaction execution must be traceable to a single Request to Engage in Personal Transaction Form. Where a single transaction approval results in multiple executions, the Access Person must render an appropriate trade report at the end of the trading day.

(3)	Transfers of open options positions from one account to another, even within the same broker/dealer are prohibited.

(4)	Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Covered Security; and

(5)	Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of the Advisory Client; and

(6)	Whether the transaction is likely to adversely affect the Advisory Client.

(F)	Monitoring of Personal Transactions after Pre-Clearance.

After pre-clearance is given to an Access Person, the Compliance Officer shall periodically monitor each Access Person’s transactions to ascertain whether pre-cleared transactions have been executed within 24 hours and whether such transactions were executed in the specified amounts.

Section IX	Certifications and Reports by Access Persons[3]

(A)	Initial Certifications and Initial Holdings Reports

(1)	Within 10 days after a person becomes an Access Person, except as provided in Section VI (D), such person shall complete and submit to the Compliance Officer an Initial Certification and Holdings Report on the form attached as Schedule C.

(B)	Quarterly Transaction Reports

(1)	Within 30 days after the end of each calendar quarter, each Access Person shall make a written report to the Compliance Officer of all transactions in Covered Securities occurring in the quarter in which he or she had any direct or indirect Beneficial Ownership, except that the report need not set forth information regarding the following types of transactions:

(a)	Purchases and redemptions of shares of registered, open-end mutual funds (but not shares of closed-end funds), including shares of the Trust;

(b)	Bank certificates of deposit and bankers’ acceptances;

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[3]	The reporting requirements of this Section VI apply to Securities acquired or disposed of in all types of transactions, including but not limited to non-brokered transactions, such as purchases and sales of privately placed Securities and Securities acquired directly from an issuer, except to the extent that one of the exemptions from the reporting requirements applies.

(c)	Commercial paper and high quality debt instruments (including repurchase agreements) with a stated maturity of 12 months or less;

(d)	U.S. Treasury obligations; and

(e)	Transactions in an account over which the Access Person does not exercise, directly or indirectly, any influence or control provided, however, that such influence or control shall be presumed to exist in the case of the account of an immediate family member of the Access Person who lives in the same household as the Access Person, absent a written determination by the Compliance Officer to the contrary.

Such report is hereinafter called a “Quarterly Transaction Report.”

(2)	Except as provided in Section VI (D), a Quarterly Transaction Report shall be on the form attached as Schedule B, or substantially equivalent thereto, and must contain the following information with respect to each reportable transaction:

(a)	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(b)	Title, number of shares or principal amount of each Security and the price at which the transaction was effected; and

(c)	Name of the broker, dealer or bank with or through whom the transaction was effected.

(3)	A Quarterly Transaction Report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Ownership of any Security to which the report relates.

(4)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(a)	The name of the broker, dealer or bank with whom the Access Person established the account;

(b)	The date the account was established; and

(c)	The date that the report is submitted by the Access Person.

(C)	Annual Certifications and Annual Holdings Reports

(1)	Annually, by January 30 of each year, except as provided in Section VI (D), each Access Person shall complete and submit to the Compliance Officer an Annual Certification and Holdings Report on the form attached as Schedule D, or substantially equivalent thereto.

(D)	Exceptions from Reporting Requirements

(1)	In lieu of submitting a Quarterly Transaction Report, an Access Person may arrange for the Compliance Officer to be sent duplicate confirmations and statements for accounts through which transactions in Securities in which the Access Person has any direct or indirect Beneficial Ownership are effected. However, a Quarterly Transaction Report must be submitted for any quarter during which the Access Person has acquired or disposed of direct or indirect Beneficial Ownership of any Security if such transaction was not in an account for which duplicate confirmations and statements are being sent. Access Persons who are associated persons of the Adviser and who provide duplicate confirmations and statements for their accounts to the Adviser will be deemed to satisfy the requirement to submit a Quarterly Transaction Report if such confirmations and statements reflect all transactions in Securities required to be reported by them hereunder. The Adviser shall deliver such confirmations and statements or analysis thereof to permit the Compliance Officer to ascertain compliance with this Code. Any Access Person relying on this Section IX(D)(1) shall be required to certify as to the identity of all accounts through which Covered Securities in which they have direct or indirect Beneficial Ownership are purchased, sold and held.

 (E) It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section IX.  Any effort by the Adviser to facilitate the reporting process does not change or alter that responsibility.  The Head Trader is responsible for reviewing the personal securities transaction and holdings reports of the CCO.

(F) Monitoring of Holdings Reports.

After Initial, Quarterly and Annual Certifications are completed, the Compliance Officer shall periodically review each Access Person’s holdings and compare initial and quarterly reports to annual reports to verify holdings have rolled forward properly.

Section X	Additional Prohibitions

(A)	Confidentiality of Advisory Client Transactions.

Until disclosed in a public report to shareholders or to the SEC in the normal course, all information concerning the Securities “being considered for purchase or sale” by the Advisory Client shall be kept confidential by all Employees.  It shall be the responsibility of the Compliance Officer to report any inadequacy found in this regard to the trustees of the Trust.

(B)	Outside Business Activities, Relationships and Directorships.

Access Persons may not engage in any outside business activities or maintain a business relationship with any person or company that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Advisory Client.  Similarly, no such outside business activities or relationship may be inconsistent with the interests of an Advisory Client.  Access Persons who are members, officers or employees of the Adviser may not serve on the board of directors of a company that is a portfolio holding.

(C)	Gratuities.

Employees shall not, directly or indirectly, take, accept, receive or give gifts or other consideration in merchandise, services or otherwise, except:  (i) customary business gratuities such as meals, refreshments, beverages and entertainment that are associated with a legitimate business purpose, reasonable in cost, appropriate as to time and place, do not influence or give the appearance of influencing the recipient and cannot be viewed as a bribe, kickback or payoff; and (ii) business related gifts of nominal value.

Section XI             Certification by Access Persons

The certifications of each Access Person required to be made pursuant to Section VI shall include certifications that the Access Person has read and understands this Code and recognizes that he or she is subject to it.  Access Persons shall also be required to certify in their annual certifications that they have complied with the requirements of this Code.

Section XII	Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the Adviser as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code.  The sanctions to be imposed shall be determined by the Adviser (or the controlling person thereof), as applicable.  Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Advisory Client and the more advantageous price paid or received by the offending person.

Section XIII	Administration and Construction

(A)	The administration of this Code shall be the responsibility of the Compliance Officer.

(B)	The duties of the Compliance Officer are as follows:

(1)	Continuous maintenance of current lists of the names of all Employees and Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are partners, members, officers, or employees of the Adviser or of any company which controls the Adviser, and the date each such person became an Access Person;

(2)	On an annual basis, providing each Employee with a copy of this Code and informing such persons of their duties and obligations hereunder;

(3)	Obtaining the certifications and reports required to be submitted by Access Persons under this Code and reviewing the reports submitted by Access Persons.

(4)	Maintaining or supervising the maintenance of all records and reports required by this Code;

(5)	Preparing listings of all securities transactions reported by Access Persons and reviewing such transactions against a listing of transactions effected by Advisory Clients;

(6)	Issuance, either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code which may appear consistent with the objectives of Rule 17j-1 and this Code; and

(7)	Conduct of such inspections or investigations as shall reasonably be required to detect and report, with recommendations.

(C)	The Compliance Officer shall maintain and cause to be maintained in an easily accessible place, the following records:

(1)	A copy of this Code and any other codes of ethics adopted pursuant to Rule 17j-1 by the Adviser for a period of 5 years;

(2)	A record of each violation of this Code and any other code specified in (C)(1) above, and of any action taken as a result of such violation for a period of not less than 5 years following the end of the fiscal year t in which the violation occurred;

(3)	A copy of each report made pursuant to this Code and any other code specified in (C)(1) above, by an Access Person or the Compliance Officer, for a period of not less than 5 years from the end of the fiscal year in which such report or interpretation was made or issued, the most recent 2 years of which shall be kept in a place that is easily accessible; and

(4)	A list of all persons, currently or within the past 5 years, who are or were required to make reports pursuant to Rule 17j-1 and this Code or any other code specified in (C)(1) above, or who are or were responsible for reviewing such reports.

(5)	A record of any decision, and the reasons supporting the decision, to approve any investment in an Initial Public Offering or a Limited Offering by Investment Personnel, for at least 5 years after the end of the fiscal year in which such approval was granted.

(D) Annual Report to the Trust

The Adviser shall provide to the Trust a written report that:

(1)	Describes any issues arising under the Code or related procedures during the past year, including, but not limited to, information about material violations of the Code or any procedures adopted in connection therewith and that describes the sanctions imposed in response to material violations; and

(2)	Certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

(E)	This Code may not be amended or modified except in a written form. In connection with any such amendment or modification, the Adviser provides a certification that procedures reasonably necessary to prevent Access Persons from violating the Code, as proposed to be amended or modified, have been adopted.
April 2003
October 2014
July 2015
May 2016

SCHEDULE A

MUHLENKAMP & CO., INC.

REQUEST FOR PERMISSION TO ENGAGE IN PERSONAL TRANSACTION

I hereby request permission to effect a transaction in Securities in which I have or will acquire direct or indirect Beneficial Ownership.

PURCHASES AND ACQUISITIONS

Date	No. of Shares or Principal Amount	Name of Security	Current Market Price Per Share or Unit	Account

SALES AND OTHER DISPOSITIONS

Date	No. of Shares or Principal Amount	Name of Security	Current Market Price Per Share or Unit	Account

☐	(check if applicable) If I have responsibility for the determination by the Adviser of Securities to be purchased or sold by an Advisory Client, I have noted (by means of an asterisk) those Securities noted above which are owned by an Advisory Client.

Date: _____________________________	Signature: ___________________________

Print Name: __________________________

Permission Granted _____	Permission Denied _____

Date and Time: ______________________	Signature: ___________________________
(Portfolio Manager)

Signature: ___________________________
(Portfolio Manager)

SCHEDULE A
(Electronic Version)
MUHLENKAMP & COMPANY, INC.

REQUEST FOR PERMISSION TO ENGAGE IN PERSONAL TRANSACTION

I hereby request permission to effect a transaction in Securities in which I have or will acquire direct or indirect Beneficial Ownership:

Portfolio:	Report Date:

Report Time:

Side	Security Description	Shares Ordered	Shares Executed	MV (Cash Impact)

Date: _____________________________	Signature: ___________________________

Print Name: __________________________

Permission Granted _____	Permission Denied _____

Date and Time: ______________________	Signature: ___________________________
(Portfolio Manager)

Signature: ___________________________
(Portfolio Manager)

SCHEDULE B
MUHLENKAMP & CO., INC.

QUARTERLY TRANSACTION REPORT

The following lists all transactions in Covered Securities, in which I have or had any direct or indirect Beneficial Ownership, that were effected during the last calendar quarter and are required to be reported by Section VI(B) of the Code.  (If no such transactions took place write “NONE”.)  Please sign and date this report and return it to the Compliance Officer no later than the 10th day of the month following the end of the calendar quarter.  Use reverse side if additional space is needed.

1.	TRANSACTIONS
Name of Covered Security and/or Reportable Fund, Interest Rate and Maturity Date	Ticker Symbol or CUSIP	Broker	Number of Shares and Principal Amount	Nature of Transaction (i.e., buy, sale)	Purchase Price	Date of Transaction

2.	BROKERAGE ACCOUNTS OPENED DURING QUARTER
Name of Institution and Account Holder’s Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

NOTE:      IN LIEU OF THIS REPORT, I HAVE  SUBMITTED DUPLICATE COPIES OF MY BROKERAGE STATEMENTS

Date Completed:  _______________ Signature:_________________________________

Print Name:________________________________

Compliance Reviewed

Date:_________________________ Signature:_______________________

Print Name:_______________________________________

SCHEDULE C
MUHLENKAMP & CO., INC.

INITIAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS
 AND INITIAL HOLDINGS REPORT

I have read and I understand the Code of Ethics of Muhlenkamp & Co., Inc. (the “Code”).  I recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein.

I certify that I have listed below: (1) the title, number of shares and principal amount of each Covered Security in which I had any Beneficial Ownership as of the day I became an Access Person; and (2) the name of each broker, dealer or bank at which an account is maintained through which any Securities in which I have any Beneficial Ownership are held, purchased or sold; which shall constitute my Initial Holdings Report.*  Use reverse side, or attach a separate sheet if additional space is needed.

Title of Covered Security	Number of Shares	Principal Amount

Name of each broker, dealer or bank:

Date Completed: ______________________________	Signature: _________________________________

Print Name: ________________________________

Compliance Reviewed

Date: ___________________________________________

Signature:________________________________________

Print Name:_______________________________________

SCHEDULE D
MUHLENKAMP & CO., INC.

ANNUAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS AND
ANNUAL HOLDINGS REPORT

I have read and I understand the Code of Ethics of Muhlenkamp & Co., Inc. (the “Code”).  I recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein.  I certify that I have complied in all respects with the requirements of the Code as in effect during the past year.

I also certify that all transactions during the past year that were required to be reported by me pursuant to the Code have been reported in Quarterly Transaction Reports that I have submitted to the Compliance Officer or in confirmations and statements for each account through which any Securities in which I have any Beneficial Ownership are held, purchased or sold, that have been sent to the Compliance Officer.

I certify that I have listed below: (1) the title, number of shares and principal amount of each Covered Security in which I had any Beneficial Ownership as of December 31 and (2) the name of each broker, dealer or bank at which an account is maintained through which any Securities in which I have any Beneficial Ownership are held, purchased or sold; which shall constitute my Annual Holdings Report.*  Use reverse side, or attach a separate sheet if additional space is needed,

Title of Covered Security	Number of Shares	Principal Amount

Name of each broker, dealer or bank:

Date Completed: ______________________________	Signature: _________________________________

Print Name: ________________________________

Compliance Reviewed

Date: __________________________________________

Signature:_______________________________________

Print Name:______________________________________